[Exhibit 23.1]

	I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

					Very truly yours,


					/s/ Susan L. Thorner
					Susan L. Thorner
					Director, Corporate Law




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